Exhibit 99.1

NEWS RELEASE
For Immediate Release	Investors:	Media:
November 6, 2019	Michael D. Neese	Trisha Meade
	VP, Investor Relations	Director, Communications & Engagement
	(804) 287-8126	(804) 285-5390
	michael.neese@pfgc.com	mediarelations@pfgc.com

Performance Food Group Company Reports First-Quarter Fiscal 2020 Results

Double-Digit Earnings Growth and Strong Cash Flow Driven by Foodservice and Vistar

Increases Fiscal 2020 Outlook

First-Quarter Fiscal 2020 Highlights

•	Total case volume grew 10.7%
•	Net sales increased 37.5% to $6.2 billion
•	Gross profit improved 19.8% to $711.4 million
•	Net income grew 28.0% to $36.1 million
•	Adjusted EBITDA increased 33.7% to $127.7 million[1]
•	Diluted Earnings Per Share (“EPS”) grew 25.9% to $0.34
•	Adjusted Diluted EPS increased 47.1% to $0.50[1]

RICHMOND, Va. – Performance Food Group Company (“PFG” or the “Company”) (NYSE: PFGC) today announced its first-quarter fiscal 2020 business results.

“I am pleased with our first-quarter results driven by double-digit EBITDA growth in our Foodservice and Vistar segments,” said George Holm, PFG’s President & Chief Executive Officer. “Vistar continued to deliver strong top and bottom-line results fueled by broad-based growth across its sales channels.  Our Foodservice segment generated 13% in EBITDA growth driven by its customer-centric focus and its continued strategic investments in people and technology.  Based on our strong start to the year, we are pleased to increase our full-year Adjusted EBITDA and Adjusted Diluted EPS outlook.”

1

This earnings release includes several metrics, including EBITDA, Adjusted EBITDA, Adjusted Diluted EPS and Free Cash Flow that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see Statement Regarding Non-GAAP Financial Measures at the end of this release for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

First-Quarter Fiscal 2020 Financial Summary

Total case volume increased 10.7% for the first quarter of fiscal 2020 compared to the prior year period, with underlying organic growth of 3.2%. Total case volume included Eby-Brown Company, LLC (“Eby-Brown”), a 5.6% increase in independent cases, growth in Performance Brands cases and broad-based growth across Vistar’s sales channels.

Net sales for the first quarter of fiscal 2020 grew 37.5% to $6.2 billion compared to the prior year period. The increase in net sales was primarily attributable to Eby-Brown; growth in Vistar, most notably in the corrections, vending, theater and office coffee service channels; and case growth in Foodservice, specifically in the independent restaurant channel.  The acquisition of Eby-Brown contributed $1,374.0 million to net sales for the first three months of fiscal 2020, including $291.7 million related to tobacco excise taxes. The increase in net sales was also attributable to an increase in selling price per case as a result of inflation and mix.  Overall food cost inflation was approximately 2.8%.

Gross profit for the first quarter of fiscal 2020 increased 19.8% compared to the prior year period to $711.4 million.  The strong gross profit increase was led by recent acquisitions, as well as case growth and from selling an improved mix of customer channels and products, specifically in Vistar’s channels and to the independent restaurant channel.  Gross margin as a percentage of net sales was 11.4% for the first quarter of fiscal 2020 compared to 13.1% for the prior year period. The gross margin decline reflects Eby-Brown’s lower margins.

Operating expenses rose by 19.3% to $647.9 million in the first quarter of fiscal 2020 compared to the prior year period.  The increase in operating expenses was primarily due to the acquisition of Eby-Brown and an increase in case volume and the resulting impact on variable operational expenses.  Operating expenses also increased in the first quarter of fiscal 2020 as a result of increases in personnel expenses and professional and legal fees.

Net income for the first quarter of fiscal 2020 grew 28.0% year-over-year to $36.1 million.  The growth was primarily a result of the $12.9 million increase in operating profit, which was driven by the gross profit increase, partially offset by a $3.1 million increase in income tax expense. The effective tax rate in the first quarter of fiscal 2020 was approximately 21.9% compared to 20.0% in the first quarter of fiscal 2019. The increase in the tax rate was due to an increase in non-deductible expenses and state income taxes.

EBITDA increased 23.1% to $106.2 million in the first quarter of fiscal 2020 compared to the prior year period. For the quarter, Adjusted EBITDA rose 33.7% to $127.7 million compared to the prior year period.

Diluted EPS grew 25.9% to $0.34 in the first quarter of fiscal 2020 over the prior year period. Adjusted Diluted EPS increased 47.1% to $0.50 per share in the first quarter over the prior year period.

Cash Flow and Capital Spending

In the first quarter of fiscal 2020, PFG generated $84.2 million in cash flow from operating activities, an increase of $51.9 million versus the prior year period.  The improvement in cash flow from operating activities was largely driven by higher operating income and improvements in working capital.  For the first quarter of fiscal 2020, PFG invested $22.8 million in capital expenditures, a decrease of $2.2 million versus the prior year period.  PFG delivered free cash flow of $61.4 million1, an increase of approximately $54.1 million versus the prior year period.

First-Quarter Fiscal 2020 Segment Results

Foodservice

First-quarter net sales for Foodservice increased 7.8% to $3.9 billion compared to the prior year period. Net sales growth was driven by an increase in cases sold, including independent case growth of 5.6% and solid independent customer demand for Performance Brands. This increase in net sales was also attributable to an increase in selling price per case as a result of inflation and mix. For the first quarter of fiscal 2020, independent sales as a percentage of total segment sales were 35.0%.

First-quarter EBITDA for Foodservice increased 13.0% to $104.0 million compared to the prior year period. Gross profit increased 7.3% in the first quarter of fiscal 2020 compared to the prior year period as a result of an increase in cases sold and an increase in gross profit per case. The increase in gross profit per case was driven by a favorable shift in the mix of cases sold, including more Performance Brands sold to independent customers.

Vistar

For the first quarter of fiscal 2020, net sales for Vistar increased 158.9% to $2.3 billion compared to the prior year period. This increase was driven by the acquisition of Eby-Brown and strong sales growth in the segment’s corrections, vending, theater and office coffee service channels.

First-quarter EBITDA for Vistar increased 63.0% to $51.5 million versus the prior year period. Gross profit dollar growth of 67.1% for the first quarter of fiscal 2020 compared to the prior year period was fueled by the acquisition of Eby-Brown and an increase in the number of cases sold. Operating expense dollar growth of 68.5% for the first quarter of fiscal 2020 was primarily the result of recent acquisitions.

Fiscal 2020 Outlook

For fiscal 2020, PFG increases its Adjusted EBITDA growth, which includes expected contributions from Eby-Brown, to be in a range of 10% to 14% versus its previously announced range of 9% to 13%. Fiscal 2020 organic Adjusted EBITDA is now projected to grow 8% to 10% over the Company’s fiscal 2019 Adjusted EBITDA of $475.5 million versus its previously announced range of 7% to 10%. The increase in guidance is driven by better than expected fiscal first-quarter results in Foodservice and Vistar.

PFG adjusts its fiscal 2020 Adjusted Diluted EPS outlook to increase in a range of 5% to 10% over its fiscal 2019 Adjusted Diluted EPS of $1.85 versus its previously announced range of 4% to 10%.  The Adjusted Diluted EPS forecast includes carrying costs associated with the notes offering for the Reinhart acquisition. The increased carrying costs, net of taxes, impacts Adjusted Diluted EPS by approximately $0.07 per quarter.

PFG’s Adjusted EBITDA and Adjusted Diluted EPS outlook exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. PFG’s management cannot estimate on a forward-looking basis the impact of these income and expense items on its reported Net income and its reported Diluted EPS, which could be significant, are difficult to predict and may be highly variable. As a result, PFG does not provide a reconciliation to the closest corresponding GAAP financial measure for its Adjusted EBITDA and Adjusted Diluted EPS outlook. Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to PFG’s outlook.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast on November 6, 2019 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.pfgc.com.

About Performance Food Group Company

Built on the many proud histories of our family of companies, Performance Food Group is a customer-centric foodservice distribution leader headquartered in Richmond, Virginia. Grounded by roots that date back to a grocery peddler in 1885, PFG today has a nationwide network of over 80 distribution centers, 18,000-plus talented associates and more than 5,000 valued suppliers across the country. With the goal of helping our customers thrive, we market and deliver quality food and related products to over 170,000 locations including independent and chain restaurants, schools, business and industry locations, healthcare facilities, vending distributors, office coffee service distributors, big box retailers, theaters and convenience stores. Building strong relationships is core to PFG’s success – from connecting associates with great career opportunities to connecting valued suppliers and quality products with PFG’s broad and diverse customer base. To learn more about PFG, visit pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, completion and subsequent integration of our proposed acquisition of Reinhart (the “Reinhart Transaction”) and other non-historical statements, including the statements in the “Fiscal 2020 Outlook” section of this press release. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties.  The following factors, in addition to those discussed under the section entitled Item 1A Risk Factors in the PFG’s Annual Report on Form 10-K for the fiscal year ended June 29, 2019 filed with the Securities and Exchange Commission (the “SEC”) on August 16, 2019 as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

•	competition in our industry is intense, and we may not be able to compete successfully;
•	we operate in a low margin industry, which could increase the volatility of our results of operations;
•	we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts;
•	our profitability is directly affected by cost inflation or deflation and other factors;
•	we do not have long-term contracts with certain of our customers;
•	group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;
•	changes in eating habits of consumers;
•	extreme weather conditions;
•	our reliance on third-party suppliers;
•	labor relations and costs risks and availability of qualified labor;
•	volatility of fuel and other transportation costs;
•	inability to adjust cost structure where one or more of our competitors successfully implement lower costs;
•	we may be unable to increase our sales in the highest margin portions of our business;
•	changes in pricing practices of our suppliers;
•	our growth strategy may not achieve the anticipated results;
•	risks relating to acquisitions, including the risks that we are not able to realize benefits of acquisitions or successfully integrate the businesses we acquire;
•	environmental, health, and safety costs;
•	the risk that we fail to comply with requirements imposed by applicable law or government regulations;
•	our reliance on technology and risks associated with disruption or delay in implementation of new technology;
•	costs and risks associated with a potential cybersecurity incident or other technology disruption;
•	product liability claims relating to the products we distribute and other litigation;
•	adverse judgments or settlements;
•	negative media exposure and other events that damage our reputation;
•	anticipated multiemployer pension related liabilities and contributions to our multiemployer pension plan;
•	decrease in earnings from amortization charges associated with acquisitions;
•	impact of uncollectibility of accounts receivable;
•	difficult economic conditions affecting consumer confidence;
•	departure of key members of senior management;

•	risks relating to federal, state, and local tax rules;
•	the cost and adequacy of insurance coverage;
•	risks relating to our outstanding indebtedness;
•	our ability to maintain an effective system of disclosure controls and internal control over financial reporting; and
•	the following risks related to the Reinhart Transaction:

•

the risk that U.S. federal antitrust clearance or other approvals required for the Reinhart Transaction may be delayed or not obtained or are obtained subject to conditions that are not anticipated that could require the exertion of management’s time and PFG’s resources or otherwise have an adverse effect on PFG;

•

the possibility that certain conditions to the consummation of the Reinhart Transaction will not be satisfied or completed on a timely basis and accordingly the Reinhart Transaction may not be consummated on a timely basis or at all;

•	uncertainty as to the expected financial performance of the combined company following completion of the Reinhart Transaction;

•	the possibility that the expected synergies and value creation from the Reinhart Transaction will not be realized or will not be realized within the expected time period;

•

the exertion of PFG management’s time and PFG’s resources, and other expenses incurred and business changes required, in connection with complying with the undertakings in connection with U.S. federal antitrust clearance or other third-party consents or approvals for the Reinhart Transaction;

•

the risk that unexpected costs will be incurred in connection with the completion and/or integration of the Reinhart Transaction or that the integration of Reinhart Foodservice L.L.C. will be more difficult or time consuming than expected;

•	a downgrade of the credit rating of PFG’s indebtedness, which could give rise to an obligation to redeem existing indebtedness;

•	unexpected costs, charges or expenses resulting from the Reinhart Transaction;

•	the inability to retain key personnel;

•

disruption from the announcement, pendency and/or completion of the Reinhart Transaction, including potential adverse reactions or changes to business relationships with customers, employees, suppliers or regulators, making it more difficult to maintain business and operational relationships; and

•	the risk that, following the Reinhart Transaction, the combined company may not be able to effectively manage its expanded operations.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions, except per share data)	Three months ended September 28, 2019	Three months ended September 29, 2019
Net sales	$6,243.0	$4,539.7
Cost of goods sold	5,531.6	3,946.1
Gross profit	711.4	593.6
Operating expenses	647.9	543.0
Operating profit	63.5	50.6
Other expense, net:
Interest expense, net	17.3	15.6
Other, net	—	(0.2)
Other expense, net	17.3	15.4
Income before taxes	46.2	35.2
Income tax expense	10.1	7.0
Net income	$36.1	$28.2
Weighted-average common shares outstanding:
Basic	104.0	103.5
Diluted	105.6	105.1
Earnings per common share:
Basic	$0.35	$0.27
Diluted	$0.34	$0.27

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions)	As of September 28, 2019	As of June 29, 2019
ASSETS
Current assets:
Cash	$16.0	$14.7
Accounts receivable	1,226.9	1,227.3
Inventories, net	1,411.2	1,356.9
Restricted cash	1,060.4	-
Prepaid expenses and other current assets	55.2	71.7
Total current assets	3,769.7	2,670.6
Goodwill	765.8	765.8
Other intangible assets, net	179.6	194.3
Property, plant and equipment, net	966.9	950.5
Operating lease right-of-use assets	409.4	-
Restricted cash and other assets	71.6	72.3
Total assets	$6,163.0	$4,653.5
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$1,376.6	$1,337.7
Accrued expenses and other current liabilities	344.1	343.3
Finance lease obligations-current installments	21.5	18.3
Operating lease obligations-current installments	80.8	-
Total current liabilities	1,823.0	1,699.3
Long-term debt	2,212.1	1,202.9
Deferred income tax liability, net	102.0	108.0
Finance lease obligations, excluding current installments	147.9	128.9
Operating lease obligations, excluding current installments	330.1	-
Other long-term liabilities	214.8	216.2
Total liabilities	4,829.9	3,355.3
Total shareholders’ equity	1,333.1	1,298.2
Total liabilities and shareholders’ equity	$6,163.0	$4,653.5

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in millions)	Three months ended September 28, 2019	Three months ended September 29, 2018
Cash flows from operating activities:
Net income	$36.1	$28.2
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and intangible asset amortization	42.7	35.5
Non-cash activities	7.3	5.1
Changes in operating assets and liabilities, net:
Accounts receivable	(3.7)	1.7
Inventories	(54.3)	(54.0)
Prepaid expenses and other assets	12.9	7.5
Trade accounts payable and outstanding checks in excess of deposits	38.4	(10.0)
Accrued expenses and other liabilities	4.8	18.3
Net cash provided by operating activities	84.2	32.3
Cash flows from investing activities:
Purchases of property, plant and equipment	(22.8)	(25.0)
Net cash paid for acquisition	—	(31.5)
Other	0.3	0.2
Net cash used in investing activities	(22.5)	(56.3)
Cash flows from financing activities:
Borrowings on Notes due 2027	1,060.0	—
Net (payments) borrowings under ABL Facility	(49.0)	36.5
Payments under capital lease obligations	(4.6)	(2.4)
Cash paid for shares withheld to cover taxes	(5.9)	(4.9)
Cash paid for acquisitions	(0.5)	(3.1)
Other	0.3	(0.8)
Net cash provided by financing activities	1,000.3	25.3
Net increase in cash and restricted cash	1,062.0	1.3
Cash and restricted cash, beginning of period	25.4	17.8
Cash and restricted cash, end of period	$1,087.4	$19.1

The following table provides a reconciliation of cash and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows:

(In millions)	As of September 28, 2019	As of June 29, 2019
Cash	$16.0	$14.7
Restricted cash(1)	1,071.4	10.7
Total cash and restricted cash	$1,087.4	$25.4

(1)

Restricted cash is included in current Restricted cash and long-term Restricted cash and other assets on the Condensed Consolidated Balance Sheet. The current restricted cash includes the proceeds from the issuance of senior notes that are held in escrow and will be used to fund the Reinhart Transaction, as well as funds that will be used for the interest payments on those senior notes. The long-term restricted cash represents the amounts required by insurers to collateralize a part of the deductibles for the Company’s workers’ compensation and liability claims.

Supplemental disclosures of cash flow information:

($ in millions)	Three months ended September 28, 2019	Three months ended September 29, 2018
Cash paid during the year for:
Interest	$11.9	$10.6
Income taxes, net of refunds	2.5	0.2

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including EBITDA, Adjusted EBITDA, Free Cash Flow and Adjusted Diluted EPS.  Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income as determined under GAAP. EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Diluted EPS and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate the PFG’s liquidity or financial performance. EBITDA, Adjusted EBITDA, Free Cash Flow and Adjusted Diluted EPS, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

Management measures operating performance based on PFG’s EBITDA, defined as net income before interest expense, interest income, income taxes, and depreciation and amortization.

PFG believes that the presentation of EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business. PFG also uses this measure to evaluate the performance of its segments and for business planning purposes.

In addition, management uses Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results.  Such adjustments include certain unusual, non-cash, non-recurring, cost reduction and other adjustment items permitted in calculating covenant compliance under the PFG’s credit agreement and indenture (other than certain pro forma adjustments permitted under our credit agreement and indenture relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under PFG’s credit agreement and indenture, PFG’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the credit agreement and indenture).

Management also uses Free Cash Flow, which is defined as net cash provided by operating activities less capital expenditures (purchases of property, plant and equipment).  PFG also believes that the presentation of Free Cash Flow enhances an investor’s understanding of PFG’s ability to make strategic investments and manage debt levels.

Management also uses Adjusted Diluted EPS, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA, as well as certain one-time income tax items, to the extent that each such item was included in the applicable GAAP financial measure.

PFG believes that the presentation of Adjusted EBITDA, Free Cash Flow and Adjusted Diluted EPS is useful to investors because these metrics provide insight into underlying business trends and year-over-year results and are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three months ended
($ in millions, except share and per share data)	September 28, 2019	September 29, 2018	Change	%
Net income (GAAP)	$36.1	$28.2	$7.9	28.0
Interest expense, net	17.3	15.6	1.7	10.9
Income tax expense (benefit)	10.1	7.0	3.1	44.3
Depreciation	33.9	26.9	7.0	26.0
Amortization of intangible assets	8.8	8.6	0.2	2.3
EBITDA (Non-GAAP)	106.2	86.3	19.9	23.1
Non-cash items (A)	7.0	4.9	2.1	42.9
Acquisition, integration & reorganization charges (B)	11.6	2.7	8.9	329.6
Other adjustment items (C)	2.9	1.6	1.3	81.3
Adjusted EBITDA (Non-GAAP)	$127.7	$95.5	$32.2	33.7

Diluted earnings per share (GAAP)	$0.34	$0.27	$0.07	25.9
Impact of non-cash items	0.06	0.05	0.01	20.0
Impact of acquisition, integration & reorganization charges	0.11	0.03	0.08	266.7
Impact of other adjustment items	0.03	0.01	0.02	200.0
Tax impact of adjustments	(0.04)	(0.02)	(0.02)	100.0
Adjusted Diluted Earnings per Share (Non-GAAP)	$0.50	$0.34	$0.16	47.1
A.

Includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation cost was $4.4 million and $3.8 million for the first quarter of fiscal 2020 and fiscal 2019, respectively. In addition, this includes an increase in the LIFO reserve of $2.6 million and $0.9 million for the first quarter of fiscal 2020 and fiscal 2019, respectively.

B.	Includes professional fees and other costs related to acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.

Consists primarily of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements, franchise tax expense, and other adjustments permitted under our credit agreement.

(In millions)	Three months ended September 28, 2019	Three months ended September 29, 2018
Net cash provided by operating activities (GAAP)	$84.2	$32.3
Purchases of property, plant and equipment	(22.8)	(25.0)
Free cash flow (Non-GAAP)	$61.4	$7.3

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

Fiscal year ended
($ in millions, except share and per share data)	June 29, 2019
Net income (GAAP)	$166.8
Interest expense, net	65.4
Income tax (benefit) expense	51.5
Depreciation	116.2
Amortization of intangible assets	38.8
EBITDA (Non-GAAP)	438.7
Impact of non-cash items (A)	19.8
Impact of acquisition, integration & reorganization charges (B)	11.8
Impact of productivity initiatives and other adjustment items (C)	5.2
Adjusted EBITDA (Non-GAAP)	$475.5

Diluted earnings per share (GAAP)	$1.59
Impact of non-cash items	0.19
Impact of acquisition, integration & reorganization charges	0.11
Impact of productivity initiatives and other adjustment items	0.04
Tax impact of above adjustments	(0.08)
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.85
A.	Includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation cost was $15.7 million fiscal 2019.

B.	Includes professional fees and other costs related to acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.

Consists primarily of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under our credit agreement.

Segment Results

The Company has two reportable segments:  Foodservice and Vistar.  Management evaluates the performance of these segments based on their respective sales growth and EBITDA. Corporate & All Other is comprised of corporate overhead and certain operations that are not considered separate reportable segments based on their size. This includes the operations of our internal logistics unit responsible for managing and allocating inbound logistics revenue and expense.

The following tables set forth net sales and EBITDA by segment for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	September 28, 2019	September 29, 2018	Change	%
Foodservice	$3,930.9	$3,646.0	$284.9	7.8
Vistar	2,311.1	892.6	1,418.5	158.9
Corporate & All Other	80.0	69.8	10.2	14.6
Intersegment Eliminations	(79.0)	(68.7)	(10.3)	(15.0)
Total net sales	$6,243.0	$4,539.7	$1,703.3	37.5

EBITDA

	Three Months Ended
	September 28, 2019	September 29, 2018	Change	%
Foodservice	$104.0	$92.0	$12.0	13.0
Vistar	51.5	31.6	19.9	63.0
Corporate & All Other	(49.3)	(37.3)	(12.0)	(32.2)
Total EBITDA	$106.2	$86.3	$19.9	23.1